Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Robert Sarver to Retire from Meritage Homes Board of Directors

SCOTTSDALE, Ariz., February 19, 2019 - Meritage Homes (NYSE: MTH) announced that one of the Company’s long-standing directors, Robert G. Sarver, plans to retire from his position at the expiration of his term on May 16, 2019, the date of the Company’s annual shareholder meeting.
Mr. Sarver has been a director for Meritage Homes since December 1996. He is the executive chairman of Western Alliance Bancorporation, founder and director of Southwest Value Partners, a San Diego real estate investment company, and the managing partner of the Phoenix Suns NBA basketball team.
“Robert has served on Meritage’s board since the beginning and has been invaluable to Meritage as a director and to me as a mentor,” said Steve Hilton, Chairman and CEO of Meritage Homes. “I am sincerely grateful for his contributions and counsel to the Company and his friendship over the last 23 years.”
As part of its routine succession planning, the Board is evaluating its current size and reviewing options and possible candidates for Mr. Sarver's seat upon his retirement at the 2019 annual meeting.

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage builds and sells single-family homes for entry-level, move-up, and active adult buyers in markets including California, Texas, Arizona, Colorado, Florida, North Carolina, South Carolina, Tennessee and Georgia.
The Company has designed and built over 120,000 homes in its 33-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.